As Filed with the Securities and Exchange Commission on September 10, 2007
Registration No. 333-_______

UNITED SATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LSB INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	73-1015226
(State of Incorporation) (I.R.S. Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107
(Address of principal executive offices) (Zip Code)

Non-Qualified Stock Option Agreement - 2006 (Dan Ellis) Non-Qualified Stock Option Agreement - 2006 (John Bailey)
(Full Title of Plans)

_____________________________

Heidi L. Brown, Esquire
Vice President and Managing Counsel
LSB INDUSTRIES, INC.
16 South Pennsylvania
Post Office Box 754
 Oklahoma City, Oklahoma 73101
(Name and address of agent for service)

    (405) 235-4546
(Telephone number, including area code of
agent for service)

_____________________________

Copy to:
Irwin H. Steinhorn, Esquire
CONNER & WINTERS, LLP
One Leadership Square, Suite 1700
211 North Robinson
Oklahoma City, Oklahoma 73102
______________________________

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock	450,000	$8.01	$3,604,500	$110.66

(1)	The 450,000 shares are comprised of the following shares:

•	250,000 shares issuable under the Nonqualified Stock Option Agreement – 2006 (Dan Ellis) (the “Ellis Plan”); and
•	200,000 shares issuable under the Nonqualified Stock Option Agreement – 2006 (John Bailey) (the “Bailey Plan”).

(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable under the Ellis Plan and the Bailey Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of shares of the outstanding common stock of LSB Industries, Inc. (the “Company”, “Registrant”, “We”, or “Our”).

(3)
Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis the $8.01 per share exercise price of the options granted under the Ellis Plan and the Bailey Plan.

LSB INDUSTRIES, INC.
REGISTRATION STATEMENT ON FORM S-8

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will provide documents containing the information specified in Part I of Form S-8 to Dan Ellis and John Bailey as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to the instructions to Form S-8 and Rule 424 under the Securities Act, we are not required to file these documents either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We have elected to incorporate by reference certain information into this prospectus.  By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the Securities and Exchange Commission, or the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus.  We incorporate by reference the documents listed below that we previously filed with the SEC:

1.	Our 2006 Annual Report on Form 10-K, for the fiscal year ended December 31, 2006 (“2006 10-K”);

2.	Our Amendment No. 1 to 2006 Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2006 (“2006 10-K/A”);

3.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

4.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

5.	Our Current Reports on Form 8-K filed on January 12, January 29, February 9, March 6, March 13, March 26, May 1, May 7, June 29, July 16, August 9, August 20, and August 30, 2007;

6.	Our Proxy Statement, filed on February 6, 2007, relating to the Special Meeting of Stockholders held March 6, 2007; and

7.	Our Proxy Statement, filed on April 30, 2007, relating to the Annual Meeting of Stockholders held June 14, 2007.

8.
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, dated August 16, 1994, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. The Registrant’s certificate of incorporation and bylaws provide for the indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director’s duty of loyalty to the company or its stockholders. The Registrant’s certificate of incorporation includes such a provision.  Reasonable expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

The indemnification discussed in this Item 6 is not exclusive of any other rights the party seeking indemnification may possess.  The Company carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

3(i).1
Restated Certificate of Incorporation, filed September 2, 1987 (previously filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 27, 2007, and incorporated by reference herein).

3(i).2
Certificate of Designations, filed February 21, 1989 (previously filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 27, 2007, and incorporated by reference herein).

3(i).3
Certificate of Elimination, filed May 13, 1993 (previously filed as Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 27, 2007, and incorporated by reference herein).

3(i).4
Certificate of Designations, filed May 21, 1993 (previously filed as Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 27, 2007, and incorporated by reference herein).

3(i).5
Certificate of Amendment, filed September 3, 1993 (previously filed as Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 27, 2007, and incorporated by reference herein)..

3(i).6
Certificate of Change of Registered Agent, filed November 24, 1998 (previously filed as Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 27, 2007, and incorporated by reference herein).

3(i).7
Certificate of Designations, filed February 5, 1999 (previously filed as Exhibit 3.7 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 27, 2007, and incorporated by reference herein).

3(i).8
Certificate of Elimination, filed April 16, 1999 (previously filed as Exhibit 3.8 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 27, 2007, and incorporated by reference herein).

3(i).9
Certificate of Designations, filed November 15, 2001 (previously filed as Exhibit 3.9 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 27, 2007, and incorporated by reference herein).

3(i).10
Certificate of Amendment to Certificate of Designations of the $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2, filed March 6, 2007 (previously filed as Exhibit 3.10 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 27, 2007, and incorporated by reference herein).

3(i).11	Bylaws, as amended, which the Company hereby incorporates by reference from Exhibit 3(ii) to the Company’s Form 10-Q for the quarter ended June 30, 1998. See SEC file number 001-07677.

4.1
Specimen Certificate for the Company’s Non-cumulative Preferred Stock, having a par value of $100 per share which the Company incorporates by reference from Exhibit 4.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2005.

4.2
Specimen Certificate for the Company’s Series B Preferred Stock, having a par value of $100 per share, which the Company hereby incorporates by reference from Exhibit 4.27 to the Company’s Registration Statement No. 33-9848.

4.3	Specimen Certificate for the Company’s Series 2 Preferred, which the Company hereby incorporates by reference from Exhibit 4.5 to the Company’s Registration Statement No. 33-61640.

4.4
Specimen of Certificate of Series D 6% Cumulative, Convertible Class C Preferred Stock which the Company hereby incorporates by reference from Exhibit 4.1 to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2001.

4.5	Specimen Certificate for the Company’s Common Stock, which the Company incorporates by reference from Exhibit 4.4 to the Company’s Registration Statement No. 33-61640.

4.6
Renewed Rights Agreement, dated January 6, 1999 between the Company and Bank One, N.A., which the Company hereby incorporates by reference from Exhibit No. 1 to the Company’s Form 8-A Registration Statement, dated January 27, 1999.

4.7
Loan and Security Agreement, dated April 13, 2001 by and among LSB Industries, Inc., ThermaClime and each of its Subsidiaries that are Signatories, the Lenders that are Signatories and Foothill Capital Corporation, which the Company hereby incorporates by reference from Exhibit 10.51 to ThermaClime, Inc.’s amendment No. 1 to Form 10-K for the fiscal year ended December 31, 2000. See SEC file number 001-07677.

4.8
Second Amendment to Loan and Security Agreement, dated May 24, 2002 by and among the Company, LSB, certain subsidiaries of the Company, Foothill Capital Corporation and Congress Financial Corporation (Southwest), which the Company hereby incorporates by reference from Exhibit 4.1 to the Company’s Form 8-K, dated May 24, 2002. Omitted are exhibits and schedules attached thereto. The Agreement contains a list of such exhibits and schedules, which the Company agrees to file with the Commission supplementally upon the Commission’s request.

4.9
Third Amendment, dated as of November 18, 2002 to the Loan and Security Agreement dated as of April 13, 2001 as amended by the First Amendment dated as of August 3, 2001 and the second Amendment dated as of May 24, 2002 by and among LSB Industries, Inc., ThermaClime, Inc., and certain subsidiaries of ThermaClime, Congress Financial Corporation (Southwest) and Foothill Capital Corporation which the Company hereby incorporates by reference from Exhibit 4.1 to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2002.

4.10
Fourth Amendment, dated as of March 3, 2003 to the Loan and Security Agreement dated as of April 13, 2001 as amended by the First, Second, and Third Amendments, by and among LSB Industries, Inc., ThermaClime, Inc., and certain subsidiaries of ThermaClime, Inc., Congress Financial Corporation (Southwest) and Foothill Capital Corporation, which the Company hereby incorporates by reference from Exhibit 4.18 to the Company’s Form 10-K for the fiscal year ended December 31, 2002.

4.11
Fifth Amendment, dated as of December 31, 2003 to the Loan and Security Agreement dated as of April 13, 2001 as amended by the First, Second, Third and Fourth Amendments, by and among LSB Industries, Inc., ThermaClime, Inc., and certain subsidiaries of ThermaClime, Inc., Congress Financial Corporation (Southwest) and Wells Fargo Foothill, Inc., which the Company hereby incorporates by reference from Exhibit 4.15 to the Company’s Form 10-K for the fiscal year ended December 31, 2004.

4.12
Waiver and Consent, dated March 25, 2004 to the Loan and Security Agreement, dated as of April 13, 2001 (as amended to date), by and among LSB Industries, Inc., ThermaClime, Inc., and certain subsidiaries of ThermaClime, Inc. and Wells Fargo Foothill, Inc. which the Company hereby incorporates by reference from Exhibit 4.16 to the Company’s Form 10-K for the fiscal year ended December 31, 2004.

4.13
Sixth Amendment, dated as of June 29, 2004 to the Loan and Security Agreement dated as of April 13, 2001 as amended, by and among LSB Industries, Inc., ThermaClime, Inc. and certain subsidiaries of ThermaClime, Inc., Congress Financial Corporation (Southwest) and Wells Fargo Foothill, Inc., which the Company hereby incorporates by reference from Exhibit 4.1 to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2004.

4.14
Seventh Amendment, dated as of September 15, 2004 to the Loan and Security Agreement dated as of April 13, 2001 as amended, by and among LSB Industries, Inc., ThermaClime, Inc. and certain subsidiaries of ThermaClime, Inc., Congress Financial Corporation (Southwest) and Wells Fargo Foothill, Inc., which the Company hereby incorporates by reference from Exhibit 4.2 to the Company’s Form 10-Q for the fiscal quarter ended September 30, 2004.

4.15
Eighth Amendment to Loan and Security Agreement, dated February 28, 2005, between LSB Industries, Inc., ThermaClime, Inc., the subsidiaries of ThermaClime, Inc. that are signatories thereto, and Wells Fargo Foothill, Inc., as arranger and administrative agent for various lenders, which the Company hereby incorporates by reference from Exhibit 10.1 to the Company’s Form 8-K, dated February 28, 2005.

4.16
Ninth amendment to Loan and Security Agreement, dated February 22, 2006, between LSB Industries, Inc., ThermaClime, Inc., the subsidiaries of ThermaClime, Inc. that are signatories thereto, and Wells Fargo Foothill, Inc., as arranger and administrative agent for various lenders which the Company hereby incorporates by reference from Exhibit 4.20 to the Company’s Form 10-K for the year ended December 31, 2005.

4.17
Wells Fargo Foothill consent, dated May 5, 2006 to the redemption of the Senior Notes by ThermaClime which the Company hereby incorporates by reference from Exhibit 4.1 to the Company’s Form 10-Q for the fiscal quarter ended June 30, 2006.

4.18
Tenth amendment to Loan and Security Agreement, dated March 21, 2007, between LSB Industries, Inc., ThermaClime, Inc., the subsidiaries of ThermaClime, Inc. that are signatories thereto, and Wells Fargo Foothill, Inc., as arranger and administrative agent for various lenders (previously filed as Exhibit 4.18 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 27, 2007, and incorporated by reference herein).

4.19
Loan Agreement, dated September 15, 2004 between ThermaClime, Inc. and certain subsidiaries of ThermaClime, Inc., Cherokee Nitrogen Holdings, Inc., Orix Capital Markets, L.L.C. and LSB Industries, Inc. (“Loan Agreement”) which the Company hereby incorporates by reference from Exhibit 4.1 to the Company’s Form 8-K, dated

September 16, 2004. The Loan Agreement lists numerous Exhibits and Schedules that are attached thereto, which will be provided to the Commission upon the commission’s request.

4.20
First Amendment, dated February 18, 2005 to Loan Agreement, dated as of September 15, 2004, among ThermaClime, Inc., and certain subsidiaries of ThermaClime, Cherokee Nitrogen Holdings, Inc., and Orix Capital Markets, L.L.C. which the Company hereby incorporates by reference from Exhibit 4.21 to the Company’s Form 10-K for the year ended December 31, 2004.

4.21
Waiver and Consent, dated as of January 1, 2006 to the Loan Agreement dated as of September 15, 2004 among ThermaClime, Inc., and certain subsidiaries of ThermaClime, Inc., Cherokee Nitrogen Holdings, Inc., Orix Capital Markets, L.L.C. and LSB Industries, Inc. which the Company hereby incorporates by reference from Exhibit 4.23 to the Company’s Form 10-K for the year ended December 31, 2005.

4.22
Consent of Orix Capital Markets, LLC and the Lenders of the Senior Credit Agreement, dated May 12, 2006, to the interest rate of a loan between LSB and ThermaClime and the utilization of the loan proceeds by ThermaClime and the waiver of related covenants which the Company hereby incorporates by reference from Exhibit 4.2 to the Company’s Form 10-Q for the fiscal quarter ended June 30, 2006.

4.23
Indenture, dated June 28, 2007, by and among the Company and UMB Bank, which the Company hereby incorporates by reference from Exhibit 4.2 to the Company’s Form 8-K, dated June 28, 2007, and filed with the Commission on June 29, 2007.

4.24
Certificate of 5.5% Senior Subordinated Convertible Debentures which the Company hereby incorporates by reference from Exhibit 4.1 to the Company’s Form 8-K, dated June 28, 2007, and filed with the Commission on June 29, 2007.

4.25
Registration Rights Agreement, dated June 28, 2007, by and among the Company and the Purchasers set fourth in the signature pages which the Company hereby incorporates by reference from Exhibit 4.3 to the Company’s Form 8-K, dated June 28, 2007, and filed with the Commission on June 29, 2007.

4.26
Registration Rights Agreement, dated March 25, 2003 among LSB Industries, Inc., Kent C. McCarthy, Jayhawk Capital management, L.L.C., Jayhawk Investments, L.P. and Jayhawk Institutional Partners, L.P., which the Company hereby incorporates by reference from Exhibit 10.49 to the Company’s Form 10-K for the fiscal year ended December 31, 2002.

4.27
Registration Rights Agreement, dated March 3, 2006, by and among the Company and the Purchasers set fourth in the signature pages which the Company hereby incorporates by reference from Exhibit 99.3 to the Company’s Form 8-K, dated March 14, 2006

4.28	Redemption Notice, dated July 12, 2007, for the Company’s $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2, which the Company hereby incorporates by reference from Exhibit 99.1 to the Company’s Form 8-K, dated July 11, 2007, and filed with the Commission on July 16, 2007.

5.1	Opinion of Conner & Winters, LLP

23.1	Consent of Ernst & Young, LLP

23.2	Consent of Conner & Winters, LLP (contained in Exhibit 5.1)

24.1	Power of Attorney, included in the signature page of the Registration Statement.

99.1	Nonqualified Stock Option Agreement, dated June 19, 2006, between LSB Industries, Inc. and Dan Ellis.

99.2	Nonqualified Stock Option Agreement, dated June 19, 2006, between LSB Industries, Inc. and John Bailey.

Item 9.  Undertakings.

A.  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Oklahoma City, Oklahoma on September 10, 2007.

LSB INDUSTRIES, INC.
Dated: September 10, 2007	By:	/s/ Jack E. Golsen Jack E. Golsen Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jack E. Golsen and Tony M. Shelby, and each of them as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated: September 10, 2007	By:	/s/ Jack E. Golsen Jack E. Golsen Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

Dated: September 10, 2007	By:	/s/ Barry H. Golsen Barry H. Golsen Vice Chairman of the Board of Directors and President

Dated: September 10, 2007	By:	/s/ Tony M. Shelby Tony M. Shelby Executive Vice President of Finance and Chief Financial Officer (Principal Financial Officer)

Dated: September 10, 2007	By:	/s/ David R. Goss David R. Goss Executive Vice President of Operations and Director

Dated: September 10, 2007	By:	/s/ Jim D. Jones Jim D. Jones Senior Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)

Dated: September 10, 2007	/s/ Horace G. Rhodes Horace G. Rhodes, Director

Dated: September 10, 2007	/s/ Raymond B. Ackerman Raymond B. Ackerman, Director

Dated: September 10, 2007	/s/ Bernard G. Ille Bernard G. Ille, Director

Dated: September 10, 2007	/s/ Robert C. Brown, M.D. Robert C. Brown, M.D., Director

Dated: September 10, 2007	/s/ Charles A. Burtch Charles A. Burtch, Director

Dated: September 10, 2007	/s/ Donald W. Munson Donald W. Munson, Director

Dated: September 10, 2007	/s/ John A. Shelley John A. Shelley, Director

Dated: September 10, 2007	/s/ Robert A. Butkin Robert A. Butkin, Director

Dated: September 10, 2007	/s/ Ronald V. Perry Ronald V. Perry, Director